EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: January 24, 2006 NASDAQ Symbol: FBMI	Contacts:	NEWS RELEASE Samuel G. Stone Executive Vice President and Chief Financial Officer Phone: (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-TO-DATE 2005 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.46 for the fourth quarter of 2005, up 7% from $0.43 in the fourth quarter of 2004
•	Earnings per share (diluted) of $1.72 in the full year of 2005 compared to $1.71 in 2004
•	Integration efforts substantially and successfully completed for Keystone Community Bank (Kalamazoo/Portage and Southwest Michigan)
•	Assets exceed $1 Billion

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.46 for the fourth quarter of 2005, compared to $0.43 for the fourth quarter of 2004, an increase of 7.0%. Net income was $2,868,000 for the quarter ended December 31, 2005, compared to $2,455,000 for the quarter ended December 31, 2004. Returns on average assets and average equity for the fourth quarter of 2005 were 1.09% and 12.2%, respectively, compared with 1.21% and 13.5%, respectively, in the fourth quarter of 2004. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2005.

For full year 2005, earnings per share of $1.72 compared to $1.71 for 2004, an increase of 0.6%. Net income was $10,110,000 for 2005, compared to $10,358,000 for 2004. Returns on average assets and average equity for 2005 were 1.15% and 12.8%, respectively, compared with 1.32% and 13.0%, respectively, in 2004. The capital management strategies of share repurchases and self tender executed primarily in 2004 benefited earnings per share and return on equity in 2005.

Growth in Firstbank’s balance sheet continued, as total assets at the end of 2005 exceeded $1 billion. The addition of Keystone Community Bank through the acquisition of Keystone Financial Corporation, completed on October 1, 2005, increased Firstbank’s balance sheet growth. Total portfolio loans at December 31, 2005, were 31% above the level at December 31, 2004, and excluding the balances of Keystone Community Bank were up 8.7%. Commercial and commercial real estate loans increased 45% above the year-ago level, and excluding Keystone Community Bank were up 10.5%. Residential mortgage loans increased 18% from year-ago, and excluding Keystone were up 9.7%. Total deposits as of December 31, 2005, were 35% above the year-ago level. Excluding Keystone deposits, total deposits increased 10%.

Firstbank’s net interest margin, at 4.34% in the fourth quarter of 2005, decreased 0.12% from the 4.46% level achieved in the third quarter of 2005. Approximately half of the decline was due to the cost of funds used in the cash portion of the purchase consideration for Keystone, as expected. Other factors squeezing the margin include a growing reliance on wholesale funding, competitive pressures to increase deposit rates on core deposits, and shifting preference among borrowers for more fixed rate funding where spreads are narrow due to competition and the flat yield curve. For the year 2005, the net interest margin was 4.40%, down 0.07% from 2004, with the partial-year impact of Keystone also influencing this comparison. The flattening of the yield curve in 2005 and competitive factors prevented Firstbank’s net interest margin from increasing in a rising rate environment.

Mr. Sullivan stated, “We are extremely pleased with the success of our expansion into the Kalamazoo and Southwestern Michigan markets with the addition of Keystone Community Bank. We could not have asked for a better group of people or a better fit with the quality people we already have in Firstbank. The efficiencies expected from our approach to consolidated operational support are now being fully realized at the beginning of 2006, and the conversion of Keystone to Firstbank’s computer systems and support units have gone well and have not disturbed Keystone’s good customer service. Meanwhile, we continue to emphasize increasing the depth of our presence in all of our markets by providing more service to existing customers and winning new customers. We had good quarterly earnings comparisons in the initial quarter of operating with Keystone in the fold, and that is a credit to the hard work of all of our people on behalf of our shareholders.”

Total non-interest expenses in the fourth quarter of 2005 increased 5.2% from the fourth quarter of 2004 primarily as a result of adding Keystone Community Bank in the Kalamazoo market.

Shareholders’ equity increased 21.4% in the fourth quarter of 2005, primarily due to the acquisition of Keystone. Firstbank did not repurchase shares in the fourth quarter of 2005, although board authorization remains in place for the repurchase of up to approximately $5.5 million in market value of shares. The ratio of average equity to average assets stood at 8.9% in the fourth quarter of 2005, similar to the 9.0% ratio in the fourth quarter of 2004, indicating that a strong level of equity capital has been maintained subsequent to the addition of Keystone.

Firstbank’s mortgage servicing portfolio was $473.3 million as of December 31, 2005, compared to $472.2 million at September 30, 2005, and $472.1 million at December 31, 2005.

As expected, Firstbank’s asset quality measures showed some deterioration from their historically strong levels. Net charge-offs increased to $618,000 in the fourth quarter of 2005, or 0.28% annualized as a percentage of average loans, compared to $80,000, or 0.05% annualized as a percentage of average loans in the third quarter of 2005. The ratio of non-performing loans (including loans past due over 90 days) to loans was 0.82% at December 31, 2005, compared to 0.42% at September 30, 2005, and 0.28% at December 31, 2004. The increase in the ratio of non-performing loans in the fourth quarter of 2005 was primarily related to one $3 million credit for which specific reserves had been established previously in recognition of concern about the probability of loss. The total provision for loan losses of $295,000 in 2005 was less than net charge-offs. Most of the loans charged off were held in the portfolio prior to 2005, and probable loss had been recognized and included in the allowance for loan losses in prior periods. The level of net charge-offs to average loans, at 0.17% in 2005, remains at a level that is considered by most to be in a favorable range for the industry. Provision expense was increased in 2005 compared to 2004 in recognition of the changes in asset quality measures and as required to maintain the allowance for loan losses at an appropriate level.

Firstbank Corporation, headquartered in Alma, Michigan, is a six bank financial services company with assets of $1.1 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Twelve Months Ended:

	Dec 31 2005	Sep 30 2005	Dec 31 2004	Dec 31 2005	Dec 31 2004

Interest income:
Interest and fees on loans	$15,631	$12,199	$ 10,734	$50,030	$ 41,350
Investment securities
Taxable	501	489	443	$ 1,952	$ 1,655
Exempt from federal income tax	244	233	247	956	951
Short term investments	88	40	50	192	136

Total interest income	16,464	12,961	11,474	53,130	44,092
Interest expense:
Deposits	4,536	2,972	1,974	12,368	7,453
Notes payable and other borrowing	1,670	1,343	1,135	5,446	4,257

Total interest expense	6,206	4,315	3,109	17,814	11,710
Net interest income	10,258	8,646	8,365	35,316	32,382
Provision for loan losses	141	73	80	295	(425)

Net interest income after provision for loan losses	10,117	8,573	8,285	35,021	32,807
Noninterest income:
Gain on sale of mortgage loans	362	438	565	1,686	2,663
Service charges on deposit accounts	856	778	731	3,137	2,813
Gain on sale of securities	0	5	33	34	54
Mortgage servicing	79	48	(13)	205	(55)
Other	1,055	1,301	1,126	4,670	4,576

Total noninterest income	2,352	2,570	2,442	9,732	10,051
Noninterest expense:
Salaries and employee benefits	4,481	3,896	4,051	16,100	15,718
Occupancy and equipment	1,244	1,011	988	4,240	3,866
Amortization of intangibles	168	75	75	394	302
FDIC insurance premium	22	20	21	84	85
Other	2,405	2,308	2,773	9,122	8,390

Total noninterest expense	8,320	7,310	7,908	29,940	28,361
Income before federal income taxes	4,149	3,833	2,819	14,813	14,497
Federal income taxes	1,281	1,236	364	4,703	4,139

Net Income	$ 2,868	$ 2,597	$ 2,455	$10,110	$ 10,358

Fully Tax Equivalent Net Interest Income	$10,427	$ 8,781	$ 8,475	35,898	32,865
Per Share Data:
Basic Earnings	$ 0.46	$ 0.46	$ 0.44	$ 1.75	$ 1.75
Diluted Earnings	$ 0.46	$ 0.45	$ 0.43	$ 1.72	$ 1.71
Dividends Paid	$ 0.21	$ 0.21	$ 0.19	$ 0.83	$ 0.75
Performance Ratios:
Return on Average Assets*	1.09%	1.22%	1.21%	1.15%	1.32%
Return on Average Equity*	12.2%	13.5%	13.5%	12.8%	13.0%
Net Interest Margin (FTE) *	4.34%	4.46%	4.52%	4.40%	4.47%
Book Value Per Share+	$ 14.91	$ 13.66	$ 13.04	$ 14.91	$ 13.04
Average Equity/Average Assets	8.9%	9.1%	9.0%	9.0%	10.1%
Net Charge-offs	618	80	294	1,265	621
Net Charge-offs as a % of Average Loans^*	0.28%	0.05%	0.18%	0.17%	0.10%

* Annualized
+ Period End
^ Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Dec 31 2005	Sep 30 2005	Dec 31 2004

ASSETS

Cash and cash equivalents:
Cash and due from banks	$ 36,037	$ 24,396	$ 23,715
Short term investments	17,295	211	2,057

Total cash and cash equivalents	53,332	24,607	25,772

Securities available for sale	73,811	73,161	72,475
Federal Home Loan Bank stock	6,309	5,563	5,355
Loans:
Loans held for sale	293	204	1,969
Portfolio loans:
Commercial	183,473	116,827	110,261
Commercial real estate	302,471	249,071	225,372
Residential mortgage	272,402	245,250	231,213
Real estate construction	61,067	48,772	47,920
Consumer	57,404	55,666	54,491
Credit card	1,807	1,802	1,830

Total portfolio loans	878,624	717,388	671,087
Less allowance for loan losses	(11,559)	(10,087)	(10,581)

Net portfolio loans	867,065	707,301	660,506

Premises and equipment, net	19,477	17,191	17,658
Goodwill	19,090	4,465	4,465
Other intangibles	3,710	2,165	2,395
Other assets	18,031	26,552	15,540

TOTAL ASSETS	$ 1,061,118	$ 861,209	$ 806,135

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	130,556	107,559	106,208
Interest bearing accounts:
Demand	187,399	157,371	177,067
Savings	133,705	134,679	100,277
Time	315,002	213,988	200,544
Wholesale CD's	44,444	31,595	19,171

Total deposits	811,106	645,192	603,267

Securities sold under agreements to
repurchase and overnight borrowings	43,311	37,465	39,100
FHLB Advances and notes payable	90,634	79,941	71,430
Subordinated Debt	10,310	10,310	10,310
Accrued interest and other liabilities	12,180	11,215	9,164

Total liabilities	967,541	784,123	733,271

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized *	87,634	65,626	64,713
Retained earnings	6,198	11,584	7,816
Accumulated other comprehensive income/(loss)	(255)	(124)	335

Total shareholders' equity	93,577	77,086	72,864

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,061,118	$ 861,209	$ 806,135

* Common stock shares issued and outstanding	6,278,035	5,641,491	5,588,244

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.82%	0.42%	0.28%
Non-Perf. Loans + OREO / Loans^ + OREO	0.94%	0.52%	0.42%
Non-Performing Assets / Total Assets	0.78%	0.43%	0.35%
Allowance for Loan Loss as a % of Loans^	1.32%	1.41%	1.58%
Allowance / Non-Performing Loans	160%	333%	568%

Quarterly Average Balances:
Total Portfolio Loans^	$ 868,701	$ 701,592	$ 663,475
Total Earning Assets	957,246	785,503	746,814
Total Shareholders' Equity	92,547	76,256	72,021
Total Assets	1,037,354	842,529	799,688
Diluted Shares Outstanding	6,286,277	5,721,719	5,691,522

^ Total Loans less loans held for sale